UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              SCHEDULE 13G

               UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           ANNUAL FILING

BECTON DICKINSON AND COMPANY
(NAME OF ISSUER)
COMMON
(TITLE CLASS OF SECURITIES)
075887109
(CUSIP NUMBER)
12/31/2002
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

			(X)  RULE 13D-1(B)
			( )  RULE 13D-1(C)
			( )  RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).




















CUSIP NO. 075887109				13G			PAGE 2 OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, ACTING IN VARIOUS FIDUCIARY
     CAPACTIES.     04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    6,500,089 SHARES
6.  SHARED VOTING POWER
5,457,460.75 SHARES (INCLUDES 627,189.75 ESOP PFD SHS CONVERTED INTO COMMON RATIO OF 1 PFD = 1 COMMON)
7.  SOLE DISPOSITIVE POWER
16,007,866 SHARES (INCLUDES 627,189.75 ESOP PFD SHS CONVERTED
INTO COMMON RATIO OF 1 PFD = 6.4 COMMON)
8.  SHARED DISPOSITIVE POWER
28,395 SHARES
9. AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,036,261 SHARES (INCLUDES 627,189.75 ESOP PFD SHS CONVERTED
INTO COMMON RATIO OF 1 PFD = 6.4 COMMON)
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*
     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     6.2%

12.  TYPE OF REPORTING PERSON*
     BK

                         SCHEDULE 13G        PAGE 3 OF 5 PAGES
ITEM 1.
  (A)  NAME OF ISSUER
       BECTON DICKINSON AND COMPANY

  (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
       ONE BECTON DRIVE
       FRANKLIN LAKES, NJ  07417-1880

ITEM 2.


     (A)  NAME OF PERSON FILING
          STATE STREET BANK AND TRUST COMPANY, TRUSTEE


     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

          225 FRANKLIN STREET, BOSTON, MA 02110


     (C)  CITIZENSHIP

          BOSTON, MASSACHUSETTS

	(D)	TITLE CLASS OF SECURITIES
		COMMON

	(E)	CUSIP NUMBER
		075887109

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
		13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_  BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT


				SCHEDULE 13G		PAGE 4 OF 5 PAGES

ITEM 4. OWNERSHIP
  (A)   AMOUNT BENEFICIALLY OWNED
16,036,261 SHARES

  (B)  PERCENT OF CLASS
6.2%

  (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

    (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE OF
         6,500,089 SHARES
   (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE OF
         5,457,460.75 SHARES
  (III)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         16,007,866 SHARES
   (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         28,395 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE


				SCHEDULE 13G		PAGE 5 OF 5 PAGES


ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         10 FEBRUARY 2003

                         STATE STREET CORPORATION
                         STATE STREET BANK AND TRUST COMPANY,
                         TRUSTEE


					/S/ SUSAN C. DANIELS
					VICE PRESIDENT